                                   CREDIT AGREEMENT


    THIS AGREEMENT is entered into as of August 14, 1997, by and between GUITAR CENTER, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                       RECITALS

    WHEREAS, Borrower, as successor to Guitar Center Management, Inc., and Bank are parties to that certain Credit Agreement dated as of June 6, 1996, as amended from time to time (the "1996 Agreement"), pursuant to which Bank has provided certain credit accommodations to Borrower; and

    WHEREAS, Borrower has requested from Bank a restructuring of Borrower's revolving line of credit granted pursuant to the 1996 Agreement and a new term credit accommodation, and Bank has agreed to provide said restructuring and additional credit on the terms and conditions contained herein.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

    As used herein, the terms defined in the preceding paragraphs shall have the meanings set forth therein, and the following terms shall have the meanings set forth after each, with all such meanings equally applicable to the singular and plural of the terms defined:

    "AAA" shall have the meaning set forth in Section 8.11(b) hereof.

    "Applicable LIBOR Margin" shall mean the following during each fiscal quarter based on Borrower's ratio of Net Funded Debt to EBITDA for the immediately preceding fiscal quarter:

    Ratio of Net Funded            Applicable
      Debt To EBITDA              LIBOR Margin
    -------------------           ------------

    3.5 to 1.0 or greater            2.25%

    3.0 to 1.0 or greater
    but less than 3.5 to 1.0         1.625%

    Less than 3.0 to 1.0             1.50%

    "Bankruptcy Code" shall mean the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

    "Business Day" shall mean any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

    "Change of Law" shall mean any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof.

    "Commercial Letters of Credit" shall mean sight commercial letters of credit issued by Bank for the account of Borrower, as defined more fully in
Section 2.2(b) hereof.

    "Dispute" shall have the meaning set forth in Section 8.11(a) hereof.

    "EBITDA" shall mean net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, recurring non-cash charges arising from Borrower's stock compensation plan, non-recurring non-cash charges and amortization expense, and excluding solely for Borrower's 1997 fiscal year, any costs that are incurred by Borrower as a direct result of Borrower's Initial Public Offering and are paid from the proceeds of said Initial Pubic Offering.

    "EBITDA Coverage Ratio" shall mean, on a pro forma basis, (a) EBITDA divided by (b) the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt; provided that for purposes of this definition, Permitted Acquisitions which occurred during any period for which the EBITDA Coverage Ratio is determined shall be assumed to have occurred on the first day of such period.

    "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended or recodified from time to time.

    "Event of Default" shall have the meaning set forth in Section 7.1 hereof.

    "Fixed Rate Term" shall mean a period commencing on a Business Day and continuing for one (1), two (2), three (3), six (6), nine (9) or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Line of Credit bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date of the Line of Credit. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

    "Initial Public Offering" shall mean Borrower's offering of 7,762,500 shares of Borrower's common stock pursuant to the Offering Memorandum.

    "Kendall Letter of Credit" shall mean standby letter of credit no. SAS224663 issued by Bank for the account of Borrower and for the benefit of Kendall-77, Ltd., as defined more fully in Section 2.2(b) hereof.

    "Kendall Letter of Credit Agreement" shall mean collectively, the Application for Standby Letter of Credit executed by Borrower in connection with the Kendall Letter of Credit, a copy of which is attached hereto as EXHIBIT A, together with the Continuing Standby Letter of Credit Agreement included as part of EXHIBIT B.

    "LIBOR" shall mean the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

         LIBOR =              Base LIBOR
                   -------------------------------
                   100% - LIBOR Reserve Percentage

         (a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

         (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

    "Letter of Credit Agreement" shall mean collectively, Bank's standard Continuing Commercial Letter of Credit Agreement and Continuing Standby Letter of Credit Agreement, substantially in the form of EXHIBIT B attached hereto.
The references in the Riders to said Agreements to a Credit Agreement dated June 5, 1996 are hereby deemed references to this Agreement.

    "Letters of Credit" shall mean Commercial Letters of Credit and Standby Letters of Credit made available under the Line of Credit subfeature described in Section 2.2(b) hereof, and shall include the Kendall Letter of Credit.

    "Line of Credit" shall mean a revolving credit accommodation available to Borrower in the maximum principal amount of $40,000,000, as defined more fully in Section 2.2 hereof.

    "Line of Credit Note" shall mean a promissory note executed by Borrower to evidence advances under the Line of Credit, substantially in the form of EXHIBIT C attached hereto.

    "Line Maturity Date" shall mean July 1, 2004.

    "Loan Documents" shall mean this Agreement, the Kendall Letter of Credit Agreement, the Letter of Credit Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith.

    "Net Funded Debt" shall mean for any fiscal quarter (a) the aggregate of the average daily outstanding principal balance under the Line of Credit, subordinated debt, capitalized leases recorded as such on Borrower's books and records, and all other indebtedness of Borrower evidenced by a note or similar debt instrument, less (b) the aggregate of the average daily cash balances and marketable securities maintained by Borrower.

    "Offering Memorandum" shall mean the Prospectus for the Initial Public Offering issued by Borrower and dated March 13,

1997, and Borrower's S-1 Registration Statement dated February 15, 1997, as amended by Amendments No. 1 and 2 thereto.

    "Permitted Acquisition" shall mean an acquisition by Borrower of all or substantially all of the stock or assets of any person or entity, whether by direct acquisition, merger or otherwise, that satisfies the following conditions:

    (a) at the time of any acquisition, the company whose stock or assets are to be acquired shall be engaged in the same or a similar line of business as Borrower;

    (b) if the acquisition is of all or substantially all of the stock of a company, such company shall have no direct and/or contingent obligations for indebtedness for borrowed money, or all such obligations for indebtedness for borrowed money shall be assumed by Borrower upon completion of the acquisition;

    (c) at the time of any acquisition, and assumption if applicable, after giving effect thereto, there shall exist no Event of Default nor any condition which with the giving of notice or the passage of time or both would constitute an Event of Default; and

    (d) at least seven (7) days prior to closing any such acquisition, Borrower shall have delivered to Bank a proforma compliance certificate in form and substance satisfactory to Bank, which shows to Bank's reasonable satisfaction that Borrower will be in compliance with all terms and conditions of this Agreement after giving effect thereto.

    "Plan" shall mean a defined employee benefit pension plan, as defined in ERISA.

    "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate.

    "Senior Notes" shall mean the unsecured obligations of Borrower under its 11% Senior Notes due 2006 in the aggregate principal amount of $100,000,000, issued pursuant to an Indenture between Borrower and U.S. Trust Company of California, as trustee, dated as of July 2, 1996, as amended and supplemented prior to the date of this Agreement.

    "Standby Letters of Credit" shall mean standby letters of credit issued by Bank for the account of Borrower (other than the

Kendall Letter of Credit), as defined more fully in Section 2.2(b) hereof.

    "Tangible Net Worth" shall mean (a) the aggregate of total stockholders' equity plus subordinated debt, less (b) any intangible assets.


                                      ARTICLE II
                                      THE CREDIT


    SECTION 2.1. 1996 AGREEMENT. The 1996 Agreement shall be canceled and superseded by this Agreement as of the date first written above.

    SECTION 2.2.   LINE OF CREDIT.

    (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower under the Line of Credit from time to time up to and including the Line Maturity Date, not to exceed at any time the aggregate principal amount of Forty Million Dollars ($40,000,000), or such lesser amount as may from time to time be available thereunder, the proceeds of which shall be used to finance (i) Borrower's general working capital requirements, and (ii) Permitted Acquisitions; provided however, that outstanding borrowings for Permitted Acquisitions shall not at any time exceed an aggregate of Thirty Million Dollars ($30,000,000). Borrower's obligation to repay advances under the Line of Credit shall be evidenced by the Line of Credit Note, all terms of which are incorporated herein by this reference.

    (b)  LETTER OF CREDIT SUBFEATURE.  As a subfeature under the Line of
Credit, Bank agrees from time to time during the term thereof to issue Letters of Credit for the account of Borrower to finance inventory purchases and for other purposes acceptable to Bank; provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). In addition, Bank has issued the Kendall Letter of Credit for the account of Borrower in support of Borrower's real estate lease obligations to Kendall-77, Ltd. in the face amount of $226,169.83, with an initial expiration date of February 13, 1997, which expiration date is subject to extension as provided therein and has been extended to February 13, 1998, and which Bank hereby acknowledges remains in full force and effect as a Letter of Credit under this subfeature. Other than the Kendall Letter of Credit, each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower, and no Letter of Credit shall have an expiration date more than one hundred eighty (180) days beyond the Line Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Other than the Kendall Letter of Credit, each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof. The Kendall Letter of Credit shall remain subject to the additional terms and conditions of the Kendall Letter of Credit Agreement. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

    (c) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the maximum principal amount available under the Line of Credit shall be reduced automatically without further notice from Bank by Ten Million Dollars ($10,000,000) on each of July 1, 2000, July 1, 2001 and July 1, 2002; and
provided further, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount then available thereunder in accordance with the terms of this Agreement. The outstanding principal balance of the Line of Credit, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Line Maturity Date.

    (d)  PREPAYMENT OF ADVANCES.

         (i) PRIME RATE. Borrower may prepay principal on any portion of the Line of Credit which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

        (ii) LIBOR. Borrower may prepay principal on any portion of the Line of Credit which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000); provided however, that if the outstanding principal balance of such portion of the Line of Credit is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of the Line of Credit shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

         (A) DETERMINE the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

         (B) SUBTRACT from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

         (C) If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of LIBOR borrowings may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

    SECTION 2.3.   INTEREST/FEES.

    (a) LINE OF CREDIT. The outstanding principal balance of the Line of Credit, or such portions thereof as Borrower shall designate, shall bear interest in accordance with one of the following options, as selected by Borrower pursuant to the terms of Section 2.4 hereof:

         (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time; or

        (ii) at a fixed rate determined by Bank to be equal to LIBOR in effect on the first day of a Fixed Rate Term plus the Applicable LIBOR Margin.

    (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed, and shall be payable at the times and place set forth in the Line of Credit Note and the Kendall Letter of Credit Agreement. When interest is determined in relation to the Prime Rate, each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

    (c) FACILITY FEE. Borrower shall pay to Bank the $150,000 remaining unpaid portion of the facility fee required by the 1996 Agreement in installments of $50,000 at the end of each fiscal year of Borrower, commencing with Borrower's 1997 fiscal year end; provided however, that upon early termination or cancellation of this Agreement or the Line of Credit, Borrower shall pay in full the remaining outstanding balance of said facility fee. Borrower acknowledges that Bank's agreement to permit Borrower to continue to pay said facility fee in installments, rather than requiring payment of the full amount owing thereunder upon the early termination of the 1996 Agreement, shall not be deemed a commitment by Bank to make any similar agreement with respect to any future unpaid portion of said facility fee.

    (d) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one-quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit during each calendar quarter, or portion thereof, that the Line of Credit remains available. Said fee shall be calculated by Bank as of the end of each calendar quarter, commencing September 30, 1997, and shall be due and payable by Borrower in arrears upon billing by Bank. Notwithstanding the foregoing, if the average daily advances under the Line of Credit exceed $15,000,000 during any of the following 12-month periods:

    October 1, 1997 through September 30, 1998;
    October 1, 1998 through September 30, 1999;
    October 1, 1999 through September 30, 2000;
    October 1, 2000 through September 30, 2001;
    October 1, 2001 through September 30, 2002;
    October 1, 2002 through September 30, 2003;

as determined by Bank at the end of each such 12-month period, then on January 1 of the next year, Bank shall refund to Borrower all unused commitment fee amounts paid by Borrower for such 12-month period.

    (e) LETTER OF CREDIT FEES. Borrower shall pay to Bank (i) fees upon the issuance, and where applicable each annual anniversary date, of each Standby Letter of Credit and the Kendall Letter of Credit equal to two percent (2%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the issuance of each Commercial Letter of Credit, fees upon the payment or negotiation by Bank of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity. Attached hereto as
Schedule 1 is a list of Bank's standard fees and charges in effect as of the date hereof.

    (f) COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under each Credit by charging Borrower's demand deposit account number 4629-103789 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

    SECTION 2.4. SELECTION OF LINE OF CREDIT INTEREST OPTIONS. At any time any portion of the Line of Credit bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the applicable Fixed Rate Term so that all or a portion thereof bears interest determined in relation to the Prime Rate or in relation to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of the Line of Credit bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At the time an advance is requested under the Line of Credit, or at such other time as Borrower wishes to select a LIBOR option for all or a portion thereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying:

    (a)  the interest rate option selected by Borrower;

    (b)  the principal amount subject thereto; and

    (c) if a LIBOR option is selected, the length of the applicable Fixed Rate Term.

Any such notice may be given by telephone so long as, (i) with respect to each selection of a LIBOR option, Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and
(ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time an advance is requested under the Line of Credit, or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

    SECTION 2.5.  ADDITIONAL LIBOR PROVISIONS.

    (a) INABILITY TO DETERMINE LIBOR. If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, than (i) no new LIBOR option may be selected by Borrower, and (ii) any portion of the outstanding principal balance of the Line of Credit which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

    (b) CHANGE IN LAW: ILLEGALITY. If any Change in Law shall make it unlawful for Bank (i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be canceled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the Line of Credit subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

    (c) CHANGE IN LAW: INCREASED COSTS. If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

         (i) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

        (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

       (iii)  impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options pursuant hereto and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs reasonably incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower pursuant hereto, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

    SECTION 2.6. COLLATERAL. As security for all indebtedness of Borrower to Bank subject hereto, Borrower grants to Bank security interests of first priority in all Borrower's accounts receivable, other rights to payment, general intangibles, trademarks and inventory, junior solely to any security interests to which Bank gives its prior written consent as required by Section 6.8 hereof. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses reasonably incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and, if necessary, costs of appraisals and audits.


                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

    Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

    SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

    SECTION 3.2. AUTHORIZATION AND VALIDITY. Each of the Loan Documents been duly authorized, and upon its execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with its respective terms.

    SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

    SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operations of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

    SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated March 31, 1997, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly in all material respects the financial condition of Borrower,
(b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise disclosed by Borrower therein. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

    SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, except any such assessment or adjustment which Borrower is being contesting in good faith and for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

    SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

    SECTION 3.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except for any non-compliance which would not have a material adverse effect on the financial condition or operations of Borrower.

    SECTION 3.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan maintained or contributed to by Borrower; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

    SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

    SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

    SECTION 3.12. INITIAL PUBLIC OFFERING. (a) Borrower obtained all governmental and other approvals necessary to complete the Initial Public Offering in accordance with applicable law; (b) the Initial Public Offering has been completed on terms substantially as set forth in the Offering Memorandum, and Borrower has no remaining obligations, direct or contingent, thereunder, except for its continuing obligation to the underwriters set forth in the U.S. and International Underwriting Agreements each dated as of March 13, 1997; (c) Borrower received at least Eighty Million Dollars ($80,000,000) in net proceeds from the Initial Public Offering; and (d) in accordance with the terms of the Offering Memorandum, from said net proceeds Borrower has (i) redeemed (or repurchased through open market purchases or otherwise), and paid all accrued and unpaid interest with respect to, a minimum of Thirty-Three Million Dollars ($33,000,000) of the principal amount of the Senior Notes, and (ii) redeemed all outstanding shares of, and paid all accrued and unpaid dividends with respect to, Borrower's 14% Senior Preferred Stock, as defined in the Offering Memorandum.

    SECTION 3.13. SENIOR NOTES. Except to the extent redeemed with the proceeds of the Initial Public Offering, (a) the Senior Notes remain in full force and effect in accordance with their terms, and (b) there exists no default, or condition, act or event which with the giving of notice or the passage of time or both would constitute a default, under any of the Senior Notes.


                                      ARTICLE IV
                                      CONDITIONS

    SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any credit hereunder is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

    (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the granting of any credit hereunder shall be satisfactory to Bank's counsel.

    (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

         (i)  This Agreement and the Line of Credit Note.
        (ii)  Corporate Borrowing Resolution.
       (iii)  Certificate of Incumbency.
        (iv)  Kendall Letter of Credit Agreement.
         (v)  Letter of Credit Agreement.
        (vi) All security agreements, UCC Financing Statements, trademark assignments and other documents required by Bank for the creation and perfection of the security interests granted pursuant to
              Section 2.6 hereof.
       (vii) Such other documents as Bank may require under any other Section of this Agreement.

    (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

    (d) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

    (e) PAYMENTS TO BANK. Borrower shall have repaid all outstanding indebtedness of Borrower to Bank under the 1996 Agreement (other than the Kendall Letter of Credit).

    SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

    (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

    (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

    (c) LANDLORD'S WAIVERS. Borrower shall use its reasonable best efforts to obtain a Landlord's Waiver substantially in the form of EXHIBIT D attached hereto from the lessor under each new lease entered into by Borrower subsequent to the date of this Agreement.


                                      ARTICLE V
                                AFFIRMATIVE COVENANTS

    Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

    SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay: (a) all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and (b) immediately upon demand by Bank, the principal amount by which outstanding borrowings under the Line of Credit at any time exceed any reduced principal amount then available thereunder.

    SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

    SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

    (a) not later than ninety (90) days after and as of the end of each fiscal year, an unqualified financial statement of Borrower, audited by KPMG Peat Marwick LLP or another independent certified public accountant of recognized national standing acceptable to Bank, to include balance sheet, income statement, and statement of cash flows;

    (b) not later than forty-five (45) days after and as of the end of each fiscal quarter, a condensed financial statement of Borrower, prepared by Borrower, to include a balance sheet, income statement and statement of cash flows, together with a comparison of same store sales, and a list of all Borrower's new store locations, or other new locations at which Borrower stores any of its inventory, opened or acquired during such fiscal quarter;

    (c) not later than thirty (30) days after the beginning of each fiscal year, annual budget information presented on a month by month basis for Borrower's operations during such fiscal year;

    (d) from time to time such other information as Bank may reasonably request.

    SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

    SECTION 5.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

    SECTION 5.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, normal wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained as reasonably necessary to conduct Borrower's business.

    SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

    SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $2,500,000.

    SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

    (a) Net Funded Debt divided by EBITDA not to exceed 4.25 to 1.0 at each fiscal quarter end prior to September 30, 2000, and 2.0 to 1.0 at each fiscal quarter end commencing September 30, 2000.

    (b) Tangible Net Worth at each fiscal year end, commencing as of Borrower's December 31, 1998 fiscal year end, not less than $1,000,000 greater than Borrower's Tangible Net Worth at the end of the immediately preceding fiscal year.

    (c) EBITDA Coverage Ratio determined as of each fiscal quarter end on a rolling 4-quarter basis for said fiscal quarter and the immediately preceding 3 fiscal quarters, not less than 2.0 to 1.0 at each fiscal quarter end prior to September 30, 2000, and 3.5 to 1.0 at each fiscal quarter end commencing September 30, 2000.

    (d) Income before tax and extraordinary items plus amortization of goodwill not less than $1 during any two successive fiscal quarters or at any fiscal year end.

    (e) The aggregate of 80% of Borrower's accounts receivable and 70% of Borrower's inventory, as reflected on Borrower's balance sheet, not less than the outstanding principal balance of the Line of Credit at each fiscal quarter end.

    SECTION 5.10.  NOTICE TO BANK.  Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $2,500,000.

    SECTION 5.11. PRIMARY DEPOSITORY RELATIONSHIP. Maintain Borrower's primary depository accounts and relationship with Bank.

                                      ARTICLE VI
                                  NEGATIVE COVENANTS

    Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

    SECTION 6.1. USE OF FUNDS. Use any of the proceeds of the Line of Credit except for the purposes stated in Article II hereof.

    SECTION 6.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except: (a) the liabilities of Borrower to Bank;
(b) new liabilities incurred in connection with leasehold financing; (c) new liabilities incurred for the purchase or refinancing of fixed assets or real property which are secured by the fixed assets or real property purchased or refinanced; (d) the liabilities of Borrower under the Senior Notes; (e) liabilities for assumed loans or borrowings incurred in connection with, and as permitted by the definition of, Permitted Acquisitions; (f) new liabilities in amounts not to exceed an aggregate of $5,000,000 at any time outstanding; and
(g) other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

    SECTION 6.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity, except Permitted Acquisitions in amounts not to exceed an aggregate of $30,000,000 during the term of the Line of Credit; provided however, that no single Permitted Acquisition with a purchase price in excess of $15,000,000 may be made without Bank's prior review and approval, in Bank's reasonable discretion; nor (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

    SECTION 6.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except: (a) any of the foregoing in favor of Bank; and (b) other contingent liabilities in amounts not to exceed an aggregate of $5,000,000 outstanding at any time.

    SECTION 6.5. LOANS, ADVANCES. Make any loans or advances to any person or entity, except: (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof; (b) new loans or advances to Borrower's Rhythm City subsidiary in amounts not to exceed an aggregate of $500,000 outstanding at any time; and (c) additional loans or advances to entities other than Borrower's Rhythm City subsidiary in amounts not to exceed an aggregate of $2,500,000 outstanding at any time.

    SECTION 6.6. INVESTMENTS. Make any investments in any person or entity except: (a) investments in Permitted Acquisitions; (b) U.S. dollar investments maturing within one (1) year in (i) marketable direct obligations of the U.S. government or of any agency thereof and backed by the full faith and credit of the United States, (ii) marketable direct obligations of any state of the United States, or any political subdivision or public instrumentality thereof, which, at the time of acquisition, has the highest credit rating obtainable from Standard & Poor's Ratings Service ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) commercial paper or corporate promissory notes which, at the time of acquisition, have the highest credit rating from S&P or Moody's, and are issued by U.S., Australian, Canadian, European or Japanese bank holding companies or industrial or financial companies, (iv) certificates of deposit issued by, bankers acceptances of and interest bearing deposits with any U.S., Australian, Canadian, European or Japanese commercial bank having capital and surplus of at least $500,000,000 and which issues (or the parent of which issues) commercial paper or other short term securities which have the highest credit rating obtainable from S&P or Moody's, and (v) money market funds organized under the laws of the United States or any state thereof that invest solely in the investments described in (i) through (iv) of this Section 6.6(b); and (c) other investments in amounts not to exceed an aggregate of $2,500,000 outstanding at any time.

    SECTION 6.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property (other than common stock) on Borrower's stock now or hereafter outstanding; nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except (i) redemptions of preferred stock contemplated by the Offering Memorandum, and (ii) other redemptions, retirements, repurchases or other acquisitions in amounts not to exceed an aggregate of $5,000,000 after the date of this Agreement.

    SECTION 6.8. PLEDGE OF ACCOUNTS AND INVENTORY. Pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's accounts receivable, general intangibles or inventory, except (a) any of the foregoing in favor of Bank, and (b) statutory liens on assets to secure the payment of rent in favor of a landlord of real property from which Borrower, having used its reasonable best efforts, has not been able to obtain a Landlord's Waiver.


                                     ARTICLE VII
                                  EVENTS OF DEFAULT

    SECTION 7.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

    (a) Borrower shall fail to pay when due (i) any principal or interest at any time owing under the Line of Credit, or (ii) any fees or other amounts payable under any of the Loan Documents (other than the amounts referred to in (i) above) and such failure is not cured within five (5) Business Days after notice thereof from Bank to Borrower.

    (b) Any financial statement or certificate furnished to Bank in connection with this Agreement shall prove to be inaccurate when furnished in a manner which, once corrected, reflects a material adverse change in the financial condition or operation of Borrower, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when made.

    (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from the first to occur of (i) the date Borrower first had knowledge, or using normal due diligence reasonably should have known, of such default, or (ii) notice thereof is given by Bank to Borrower.

    (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to Bank in any amount, or to any other person or entity involving amounts of $2,500,000 or more, individually or in the aggregate, and with respect to any such default which by its nature can be cured, such default shall continue past the end of the cure period, if any, applicable thereto.

    (e) The occurrence of any of the following involving amounts of $2,500,000 or more, individually or in the aggregate, and which is not satisfied, discharged or stayed within forty-five (45) days from the date thereof: (i) the filing of a notice of judgment lien against Borrower; (ii) the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or (iv) the entry of a judgment against Borrower.

    (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

    (g) The dissolution or liquidation of Borrower; or Borrower, or any of its directors or stockholders, shall take action seeking to effect the dissolution or liquidation of Borrower.

    SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default, at Bank's option and upon notice to Borrower: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any extension of credit hereunder and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of

Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                     ARTICLE VIII
                                    MISCELLANEOUS

    SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

    SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

    BORROWER:  GUITAR CENTER, INC.
               5155 Clareton Drive
               Agoura Hills, CA 91301
               Attn: Chief Financial Officer

        BANK:  WELLS FARGO BANK, NATIONAL ASSOCIATION
               Warner Ranch Regional Commercial Banking Office
               6001 Topanga Canyon Blvd., Suite 205
               Woodland Hills, CA 91367

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

    SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), reasonably expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents to a maximum of $25,000, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of

Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or

    SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any extension of credit hereunder, Borrower or its business, or any collateral required hereunder; provided however, that Bank first obtains, and provides to Borrower a copy of, a confidentiality agreement from the prospective assignee which identifies Borrower as an intended third party beneficiary.

    SECTION 8.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the extension of credit described herein and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof, including without limitation, the 1996 Agreement. This Agreement may be amended or modified only in writing signed by each party hereto.

    SECTION 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

    SECTION 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

    SECTION 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

    SECTION 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

    SECTION 8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

    SECTION 8.11.  ARBITRATION.

    (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

    (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Los Angeles County, California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

    (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

    (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

    (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

    (f) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

    (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                             WELLS FARGO BANK,
GUITAR CENTER, INC.           NATIONAL ASSOCIATION


By:                          By:
   -----------------------      -----------------------

Title:                       Title:
      --------------------         --------------------